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                                                                    Exhibit 99.1



                    [INDEPENDENCE COMMUNITY BANK CORP. LOGO]

                                                                   PRESS RELEASE
                                  195 Montague Street - Brooklyn, New York 11201


              INDEPENDENCE COMMUNITY BANK CORP. AGREES TO ACQUIRE
                            STATEWIDE FINANCIAL CORP.


         Brooklyn, New York April 13, 1999 - Independence Community Bank Corp. ("Independence")(NASDAQ:ICBC) and Statewide Financial Corp. ("Statewide")(NASDAQ:SFIN) jointly announced today the signing of a definitive agreement pursuant to which Independence will acquire Statewide, a savings and loan holding company headquartered in Jersey City, New Jersey. Upon completion of the acquisition, Statewide's wholly-owned subsidiary, Statewide Savings Bank, will merge into Independence Community Bank, Independence's wholly-owned subsidiary.

         Under the terms of the agreement, which was approved unanimously by both boards of directors, Independence will issue in aggregate 4.16 million shares of Independence common stock (using a fixed exchange ratio of 2.0612 Independence shares per Statewide share for 50% of Statewide's common shares outstanding) and $51 million in aggregate cash consideration ($25.25 per share for 50% of Statewide common shares outstanding), subject to election, proration and allocation procedures. At closing, shareholders electing cash or stock will receive the same value. Based on Independence's closing price on April 12, 1999, the transaction has an implied per share value of $25.31 per Statewide share for an aggregate transaction value, including currently outstanding stock options, of approximately $108 million.

         The transaction will continue to build Independence's market share in New Jersey. Upon the completion of Independence's pending acquisitions of Broad National Bancorporation and Statewide, Independence will have deposit liabilities of $1.0 billion in New Jersey. In fiscal 2002, Independence expects the transaction to be accretive to GAAP earnings and strongly accretive to cash earnings based on estimated consolidation savings.

         Commenting on the transaction, Mr. Charles J. Hamm, Chairman, President and CEO of Independence stated, "I am pleased to announce Independence's second acquisition in New Jersey. This in-market transaction provides additional mass in New Jersey, provides opportunities for synergies and further leverages the proceeds from our conversion. The demographics of Statewide's urban markets are similar to those of our core banking markets. These markets will

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provide Independence the opportunity to build on its success as one of New
York's largest multi-family lenders."

         Mr. Victor M. Richel, Chairman, President and CEO of Statewide commented, "Independence's very strong commitment to providing excellence in customer service and satisfaction, coupled with a natural complement we have in serving largely urban communities, are among the principal reasons we chose to partner with them. Our very strong development of the commercial market combined with the success of our Statewide Funding division, will be significantly enhanced by Independence providing a larger platform for expanding our growth and meeting customer needs. We are also pleased to be able to join with Broad National Bancorporation to form a formidable New Jersey division of Independence. I believe this strategic combination will clearly enhance Statewide's shareholder value, while providing our customers and employees with local management committed to delivering excellence in customer service."

         Upon completion of the transaction, Mr. Richel will become a Vice Chairman of the Board of Independence. Statewide's current Board of Directors will serve as an Advisory Board.

         In connection with the merger, Statewide has granted an option to Independence to purchase up to 19.9% of Statewide's common shares currently outstanding under certain circumstances.

         The transaction will be accounted for as a purchase and will not affect Independence's ability to repurchase shares of stock. Independence intends to repurchase in the open market all the shares of common stock that will be issued in the transaction. The transaction is subject to receipt of various regulatory approvals, approval of Statewide shareholders and certain other conditions.

         Statewide, headquartered in Jersey City, N.J., conducts thrift business and offers commercial banking services through its 16 branches in Hudson, Union and Bergen counties.

         Independence was originally chartered in 1850 and currently operates 32 full service branches located in the greater New York City metropolitan area including 26 branches located in the boroughs of Brooklyn and Queens.

         Merrill Lynch & Co. served as financial advisor to Independence and Sandler O'Neill served as financial advisor to Statewide.

         This press release contains forward looking statements with respect to the financial condition, results of operations and business of Independence and Statewide and assuming the consummation of the merger, a combined Independence and Statewide, including statements relating to, among other things,: (i)the cost savings and revenue enhancements and accretion to reported earnings that will be realized from the merger; and (ii)the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i)expected cost savings from the merger cannot be fully realized or realized within the expected timeframe; (ii)revenues following the merger are lower than expected;
(iii)competitive pressure among depository institutions increases significantly;
(iv)costs related to the integration of the business of Independence and Statewide are greater than expected; (v)changes in the interest rate environment reduces interest margins; (vi)general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (vii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and
(viii)changes may occur in the securities market.



Contact: John B. Zurell
            Chief Financial Officer
            Independence Community Bank Corp.
            718/722-5420

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            Bernard F. Lenihan
            Chief Financial Officer
            Statewide Financial Corp.
            201/795-4000

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